Exhibit 99.1

MACY'S, INC.

FOR IMMEDIATE RELEASE

MACY'S, INC. SAME-STORE SALES DOWN 1.5% IN OCTOBER

Third quarter sales are within company's guidance

CINCINNATI, Ohio, November 8, 2007 - Macy's, Inc. today reported total sales of $1.853 billion for the four weeks ended Nov. 3, 2007, a decrease of 0.5 percent compared to total sales of $1.862 billion in the same period last year. On a same-store basis, Macy's, Inc. sales were down 1.5 percent in October. This compares with the company's guidance for October same-store sales to be in the range of down 1 percent to up 2 percent.

For the third quarter of 2007, the company's total sales were $5.910 billion, an increase of 0.4 percent compared to total sales of $5.886 billion in the same 13-week period last year. On a same-store basis, Macy's, Inc.'s third-quarter sales were down 0.8 percent. This is within the company's third quarter guidance for total sales of between $5.9 billion and $6 billion, and for same-store sales to be in the range of down 1 percent to up 1 percent.

For the year to date, Macy's, Inc. sales totaled $17.723 billion, down 0.5 percent from total sales of $17.811 billion in the first 39 weeks of 2006. On a same-store basis, Macy's, Inc.'s year-to-date sales were down 1.0 percent.

The company is slated to report its third quarter earnings on Wednesday, Nov. 14, and will webcast a call with financial analysts that day at 10:30 a.m. (ET). The webcast is accessible to the media and general public either via the company's Web site at www.macysinc.com or by calling in on 1-800-474-8920 passcode 3413873.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales of $27 billion. The company operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping

(including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressromm)

Contacts:

       Media - Jim Sluzewski

          513/579-7764

       Investor - Susan Robinson

          513/579-7780